Exhibit 99.1
Investor Contact: Ken Cooper – 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom – 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS
Company Reports Revenue Growth of 17.3%, Net Income Growth of 17.6%,
and Earnings Per Diluted Share of $0.55 for the Quarter
CHANHASSEN, Minn. (October 23, 2008) – Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the third quarter ended September 30, 2008.
          Third quarter 2008 revenue grew 17.3% to $198.8 million from $169.5 million during the same period last year. Net income during the quarter grew 17.6% to $21.6 million, or $0.55 per diluted share. This compares to net income of $18.4 million, or $0.48 per diluted share, for 3Q 2007. For the nine months ended September 30, 2008, revenue grew 18.8% to $575.7 million from $484.7 million during the same period last year. Net income grew 20.1% for the same period to $58.8 million, or $1.49 per diluted share, from $49.0 million, or $1.30 per diluted share, for the first nine months of 2007.
          “In the face of pressures impacting all segments of our economy, we are pleased with our third quarter results, which are indicative of continued execution on our key business strategies,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “Our unique member service and program offerings led to more than 18% in-center revenue growth. We also saw an increase in annual membership growth from the second quarter to third quarter, indicating consumer demand for our facilities and services in spite of challenging economic conditions.”
          During the third quarter, Life Time Fitness continued its expansion efforts with openings in Rockville, its second location in Maryland; CityCentre, its fourth location in Houston; and Vernon Hills, its ninth location in Illinois. In October, the Company held grand opening events at Mansfield, its eighth location in Dallas, and Loudoun County, its third location in Virginia. Life Time Fitness will hold its final two planned 2008 grand openings in November at Florham Park, its first location in New Jersey, and Westminster, its second location in Colorado.
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Life Time Fitness Third Quarter 2008 Results – Page 2
Three and Nine Months Ended September 30, 2008, Financial Highlights:
Total revenue for the third quarter grew 17.3% to $198.8 million, driven primarily by growth in membership dues and in-center revenue. Total revenue for the first nine months of 2008 grew to $575.7 million from $484.7 million during the same period last year.

		YTD 2008 vs.
(Period-over-period growth)	3Q 2008 vs. 3Q 2007	YTD 2007
• Membership dues	17.4%	18.2%
• Enrollment fees	4.9%	7.7%
• In-center revenue	18.2%	21.9%

• Same-center revenue	3.9%	3.8%
• Average center revenue / membership	$358 – up 3.9%	$1,082 – up 6.5%
• Average in-center revenue /membership	$104 – up 4.8%	$321 – up 9.2%
Memberships increased 13.2% to 557,164 at September 30, 2008, from 492,410 at September 30, 2007.
Total operating expenses during 3Q 2008 were $156.7 million compared to $131.9 million for 3Q 2007, driven primarily by increased expenses to support new centers, membership growth, and presale activities. Year-to-date operating expenses totaled $457.7 million, compared to $384.9 million for the same period last year.
Operating margin was 21.2% for 3Q 2008 compared to 22.1% in the prior-year period. Year-to-date operating margin was 20.5%, compared to 20.6% in the prior-year period.

YTD 2008 vs.
(Expense as a percent of total revenue)	3Q 2008 vs. 3Q 2007	YTD 2007
• Center operations	58.5% vs. 57.6%	58.6% vs. 58.0%
• Advertising and marketing	3.7% vs. 3.2%	4.1% vs. 3.8%
• General and administrative	4.8% vs. 5.8%	5.3% vs. 6.4%
• Other operating	2.5% vs. 2.5%	2.4% vs. 2.3%
• Depreciation and amortization	9.4% vs. 8.8%	9.1% vs. 8.9%
Net income during 3Q 2008 grew 17.6% to $21.6 million from $18.4 million in 3Q 2007. For the nine months ended September 30, 2008, net income grew to $58.8 million compared with $49.0 million in the prior-year period.
EBITDA for 3Q 2008 grew 15.9% to $61.2 million from $52.8 million in 3Q 2007. Year-to-date EBITDA grew 19.1% to $171.5 million from $144.0 million for the same period last year.
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Life Time Fitness Third Quarter 2008 Results – Page 3
Cash flows from operations for the first nine months of 2008 totaled $151.0 million, up 40.7% compared with $107.3 million in the prior-year period.
Weighted average fully diluted shares for 3Q 2008 totaled 39.4 million compared to 38.3 million shares in 3Q 2007.
Updated 2008 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2008 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $775-$780 million, or approximately 18-19% growth (down from 19-22%, or approximately $780-$800 million), driven primarily by new center growth, membership ramp at new and existing centers, and in-center revenue growth.

•	Net income is expected to be $79.0-$80.5 million, or approximately 16-18% growth (down from 21-23%, or approximately $82.0-$83.5 million), driven primarily by our growth strategies.

•	Diluted earnings per common share is expected to be $2.01-$2.04, or approximately 13-15% growth (down from 16-18%, or approximately $2.06-$2.09 per share).
          The Company will hold a conference call today at 10:00 a.m. ET to discuss its third quarter 2008 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of finance, will host the call. The conference call will be Web cast live and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available today at approximately 1:00 p.m. ET.
About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of October 23, 2008, Life Time Fitness operated 79 centers in 17 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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Life Time Fitness Third Quarter 2008 Results – Page 4
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date.
          All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,119	$5,354
Accounts receivable, net	5,318	4,475
Inventories	14,739	14,324
Prepaid expenses and other current assets	15,510	15,963
Deferred membership origination costs	19,280	16,205
Deferred income taxes	2,126	1,188
Income tax receivable	—	5,814

Total current assets	64,092	63,323
PROPERTY AND EQUIPMENT, net	1,451,641	1,259,271
RESTRICTED CASH	9,285	6,767
DEFERRED MEMBERSHIP ORIGINATION COSTS	14,895	14,367
OTHER ASSETS	56,012	42,805

TOTAL ASSETS	$1,595,925	$1,386,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$10,222	$9,568
Accounts payable	15,921	12,872
Construction accounts payable	86,744	59,261
Accrued expenses	55,430	47,052
Deferred revenue	37,146	34,851

Total current liabilities	205,463	163,604
LONG-TERM DEBT, net of current portion	636,898	555,037
DEFERRED RENT LIABILITY	26,906	25,526
DEFERRED INCOME TAXES	48,931	38,607
DEFERRED REVENUE	15,415	17,529
OTHER LIABILITIES	21,888	13,673

Total liabilities	955,501	813,976

SHAREHOLDERS’ EQUITY:
Common stock	794	783
Additional paid-in capital	383,470	373,910
Retained earnings	258,696	199,890
Accumulated other comprehensive loss	(2,536)	(2,026)

Total shareholders’ equity	640,424	572,557

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,595,925	$1,386,533

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUE:
Membership dues	$131,232	$111,744	$377,001	$318,939
Enrollment fees	6,818	6,501	19,991	18,565
In-center revenue	56,151	47,517	167,385	137,305

Total center revenue	194,201	165,762	564,377	474,809
Other revenue	4,608	3,688	11,290	9,879

Total revenue	198,809	169,450	575,667	484,688

OPERATING EXPENSES:
Center operations	116,300	97,626	337,139	281,153
Advertising and marketing	7,287	5,359	23,608	18,167
General and administrative	9,453	9,750	30,707	30,931
Other operating	4,926	4,255	13,696	11,371
Depreciation and amortization	18,720	14,917	52,500	43,282

Total operating expenses	156,686	131,907	457,650	384,904

Income from operations	42,123	37,543	118,017	99,784

OTHER INCOME (EXPENSE):
Interest expense, net	(7,185)	(7,135)	(21,301)	(19,032)
Equity in earnings of affiliate	336	316	985	917

Total other income (expense)	(6,849)	(6,819)	(20,316)	(18,115)

INCOME BEFORE INCOME TAXES	35,274	30,724	97,701	81,669
PROVISION FOR INCOME TAXES	13,700	12,374	38,895	32,700

NET INCOME	$21,574	$18,350	$58,806	$48,969

BASIC EARNINGS PER COMMON SHARE	$0.55	$0.49	$1.51	$1.32

DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.48	$1.49	$1.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,025	37,630	38,946	37,061

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	39,370	38,309	39,350	37,651

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,806	$48,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,500	43,282
Deferred income taxes	8,094	4,856
Provision for doubtful accounts	15	105
Loss on disposal of property and equipment, net	1,159	281
Amortization of deferred financing costs	1,078	628
Share-based compensation	5,989	5,671
Excess tax benefit from stock option exercises	(38)	(4,501)
Equity in earnings of affiliate	(985)	(917)
Changes in operating assets and liabilities	24,328	8,953
Other	54	17

Net cash provided by operating activities	151,000	107,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment (excluding non-cash purchases supplementally noted below)	(360,551)	(310,478)
Proceeds from sale of property and equipment	161,885	4,664
Gain on sale leaseback transactions	(7,488)	—
Proceeds from property insurance settlements	317	48
Increase in other assets	(6,443)	(6,568)
Increase in restricted cash	(2,518)	(2,253)

Net cash used in investing activities	(214,798)	(314,587)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	39,188	105,000
Repayments of long-term borrowings	(13,043)	(9,279)
Proceeds from revolving credit facility, net	42,500	2,800
Increase in deferred financing costs	(6,113)	(2,008)
Proceeds from common stock offering, net of underwriting discount and offering costs	—	92,510
Excess tax benefit from stock option exercises	38	4,501
Proceeds from stock option exercises	2,993	7,612

Net cash provided by financing activities	65,563	201,136

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,765	(6,107)
CASH AND CASH EQUIVALENTS — Beginning of period	5,354	6,880

CASH AND CASH EQUIVALENTS — End of period	$7,119	$773

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, net of capitalized interest	$19,555	$17,845

Cash payments for income taxes	$18,839	$24,982

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment financed through capital lease obligations	$12,294	$—

Purchases of property and equipment in accounts payable	$28,909	$2,548

Non-cash share-based compensation capitalized to projects under development	$552	$522

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$21,574	$18,350	$58,806	$48,969
Interest expense, net	7,185	7,135	21,301	19,032
Provision for income taxes	13,700	12,374	38,895	32,700
Depreciation and amortization	18,720	14,917	52,500	43,282

EBITDA	$61,179	$52,776	$171,502	$143,983